Exhibit 99.1

Checkers Drive-In Restaurants, Inc. to Explore Strategic Alternatives

TAMPA, Fla., May 16 /PRNewswire-FirstCall/ -- Checkers Drive-In Restaurants, Inc. (Nasdaq: CHKR) today announced that the Company’s Special Committee of the Board of Directors has retained Citigroup Global Markets Inc. (“Citigroup”) as its financial advisor and Thelen Reid & Priest LLP as its legal advisor to help identify and evaluate various strategic alternatives that could enhance shareholder value.

Checkers Drive-In Restaurants, Inc.’s (the “Company”) Board of Directors (the “Board”) believes that the Company’s current stock price is not representative of the financial performance of the Company. As a result, the Board has retained Citigroup to explore strategies to maximize shareholder value. Such strategies may include, but are not limited to, a sale of the Company, acquisitions, and/or significant share repurchases. The Board will evaluate the alternatives and pursue those it believes are in the best interests of its shareholders and the Company. There can be no assurance that this strategic alternative process will result in a transaction or transactions.

About Checkers Drive-In Restaurants, Inc.

Checkers Drive-In Restaurants, Inc. is headquartered in Tampa, Florida. For more information about the Company, please visit http://www.checkers.com .

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 682-8211	(412) 562-1186

SOURCE  Checkers Drive-In Restaurants, Inc.
          -0-                                        05/16/2005
          /CONTACT:  Investor relations, Brad Cohen, Integrated Corporate Relations, Inc., +1-203-682-8211; or media relations, Kim Francis, MARC Public Relations, +1-412-562-1186/
          /Photo: http://www.newscom.com/cgi-bin/prnh/20020528/CHECKERSLOGO
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          /Web site:  http://www.checkers.com /